Exhibit 99.2
Midwest Banc Holdings, Inc. Second Quarter 2006 Earnings Call
Royal American Bank and Midwest Bank and Trust Company Merger Discussion Summary
☐	The data processing and signage conversion to occur the weekend of July 28, 2006.

☐	The cost savings are expected to be realized starting in the third quarter of 2006 following the data processing conversion.

☐	The transaction is expected to be accretive between $0.015 to $0.02 starting in the third quarter of 2006.

☐	The loan volume for Royal American was in excess of 20% so far in 2006 with deposit growth of 2%.

☐	Loans, including Royal American, are projected to be $2.2 billion at the end of 2006.

☐	A total of $5.3 million in allowance will be brought over from Royal American. Royal American brought over a loan portfolio free of nonperforming loans and a strong credit culture.

☐	Royal American’s net interest margin has improved to just over 4%.

☐	The net interest margin is expected to expand with the inclusion of Royal American through the end of 2006.

☐	C&I lending and wealth management has improved at Royal American through June 30, 2006. C&I growth with Royal American will give an opportunity to expand cash management products.

☐	Insurance and brokerage commissions are expected to increase as a result of the merger.

☐	The Company will offer a broader range of trust products and have assets under management in excess of $200 million as a result of the merger.

☐	The core deposit intangible is expected to be in line with the preliminary number; the expense is expected to be $1,460,000 on an annual basis and to be offset by 10% or approximately $150,000 from purchase accounting adjustments, specifically loans.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This document contains comments and information that constitute “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). The forward-looking statements in this Form 8-K are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among other things, the following possibilities: the ability to successfully integrate the companies following the transaction; a material adverse change in the financial condition, results of operations or prospects of either company; the ability to fully realize the expected cost savings and revenues or the ability to realize them on a timely basis; the risk of borrower, depositor and other customer attrition after the transaction is completed; a change in general business and economic conditions; changes in the interest rate environment, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation and regulation; other economic, competitive, governmental, regulatory, geopolitical, and technological factors affecting the companies’ operations, pricing, and services; and other risk factors referred to from time to time in filings made by the Company with the Securities and Exchange Commission. When used herein, the words “believes,” “estimates,” “expects,” “should,” and “anticipates,” and similar expressions as they relate to either company or the transaction are intended to identify forward-looking statements. Forward-looking statements speak only as to the date they are made. The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.